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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        DATE OF REPORT: JANUARY 21, 1997
              (DATE OF EARLIEST EVENT REPORTED: DECEMBER 11, 1996)

                         TENNESSEE GAS PIPELINE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                    1-4101                                      74-1056569
           (COMMISSION FILE NUMBER)                (I.R.S. EMPLOYER IDENTIFICATION NO.)

           EL PASO ENERGY BUILDING
                1001 LOUISIANA
                HOUSTON, TEXAS                                    77002
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

                                 (713) 757-2131
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                   1010 MILAM
                              HOUSTON, TEXAS 77002
                 (FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

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

ITEM 5. OTHER EVENTS.

     On December 11, 1996, Tennessee Gas Pipeline Company ("TGP") made a distribution to its sole stockholder, Tenneco Inc., of all of the capital stock of New Tenneco Inc. ("New Tenneco") and Newport News Shipbuilding Inc. ("Newport News"). TGP's sole stockholder then effected the Distributions to its stockholders as discussed below. These distributions constituted a disposition of a substantial portion of the assets of TGP.

     In order to properly reflect these distributions, TGP is required under applicable accounting rules and regulations to restate its financial statements as of December 31, 1995 and 1994 and September 30, 1996, and for the three years in the period ended December 31, 1995, and for each of the nine month periods ended September 30, 1996 and 1995, and to present a Management's Discussion and Analysis of Results of Operations ("MD&A") with respect to such restated financial statements, all as set forth herein.

     The financial information and MD&A included in this Form 8-K modify and supersede the financial information and MD&A that are contained in TGP's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by TGP's Form 10-K/A dated October 30, 1996, and TGP's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

     The following information should be read in conjunction with the combined financial statements and related notes presented on pages F-3 to F-27. As used herein, unless the context otherwise requires, the "Company" refers to TGP and those subsidiaries owned directly or indirectly by TGP subsequent to the Distributions and Merger transactions (as described below), including certain businesses which historically were not conducted by subsidiaries of TGP, and does not include the automotive parts, packaging and shipbuilding businesses which were conducted by subsidiaries of TGP prior to the Distributions and Merger. TGP meets the conditions of General Instruction I to Form 10-K and General Instruction H to Form 10-Q and is therefore filing this report with a reduced disclosure format as permitted by such instructions.

MERGER TRANSACTION

     On December 12, 1996, TGP became an indirect subsidiary of El Paso Natural Gas Company ("El Paso") as a result of a merger (the "Merger") of Tenneco Inc. (the parent company of TGP and referred to herein as "Old Tenneco") and an indirect subsidiary of El Paso. Prior to the Merger, Old Tenneco and its subsidiaries, including TGP, effected various intercompany transfers and distributions which restructured, divided and separated their businesses, assets and liabilities so that all the assets, liabilities and operations related to their automotive parts, packaging and administrative services businesses (collectively, the "Industrial Business") and their shipbuilding business (the "Shipbuilding Business") were spun-off to Old Tenneco's then existing common stockholders (the "Distributions"). In connection with the Distributions, certain assets relating to the Industrial Business and the Shipbuilding Business were transferred from TGP to New Tenneco and Newport News, respectively. Following the Distributions, the remaining operations of the Company consisted primarily of those operations related to the transmission and marketing of natural gas and other existing and discontinued operations of Old Tenneco. Old Tenneco was renamed El Paso Tennessee Pipeline Co. ("El Paso Tennessee") and New Tenneco was renamed Tenneco Inc. As a result of the Merger, El Paso indirectly owns 100% of the common stock of El Paso Tennessee, representing at the effective time of the Merger approximately 75% of the equity value of El Paso Tennessee; the balance of the equity value of El Paso Tennessee is held by the holders of its 8 1/4% Cumulative Preferred Stock, Series A that was originally issued in a registered public offering in November 1996 and remained outstanding after the Merger.

     In preparation for the Merger and Distributions, Old Tenneco initiated a realignment of its indebtedness. As part of this debt realignment, Old Tenneco initiated tender offers for certain issues of its consolidated debt and certain other debt issues were exchanged, defeased or otherwise retired. Upon completion of the debt realignment transactions, the Company is responsible for the remaining debt after giving effect to the debt realignment which was not tendered, exchanged, defeased or otherwise redeemed (approximately $120 million aggregate principle amount of such debt remained outstanding immediately after the debt realignment). The Company recognized an after-tax extraordinary charge of approximately $100 million related to the Company's debt realignment.

     Immediately subsequent to the Merger, El Paso Tennessee had approximately $2.1 billion of borrowings under its $3 billion Revolving Credit and Competitive Advance Facility Agreement (the "Credit Agreement") dated as of November 4, 1996. In addition El Paso Tennessee had approximately $300 million of 8 1/4% Cumulative Preferred Stock, Series A outstanding and approximately $134 million aggregate principle amount of Old Tenneco debt after giving effect to the debt realignment which was not redeemed or retired as part of the debt realignment transactions. Borrowings under the Consolidated Credit Agreement are guaranteed by El Paso. The primary assets of El Paso Tennessee consist of its investment in TGP and management anticipates that the funds necessary to service the debt and other securities of El Paso Tennessee will be provided by El Paso or the operations of the Company. Consequently, the Company may provide funds from operating activities, as well as proceeds from asset sales or financings, to El Paso Tennessee to fund its debt and preferred stock servicing requirements.

     The consideration paid by El Paso in the Merger was approximately $4 billion, which included El Paso common stock valued at approximately $914 million at December 9, 1996. The acquisition will be accounted for under the purchase method of accounting which requires the assets and liabilities of the Company to be adjusted to reflect their estimated fair values at the time of the acquisition. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. El Paso has commenced a study to determine the values of such assets and liabilities and will make necessary purchase accounting adjustments upon completion of that study. These purchase price adjustments will be reflected in the consolidated financial statements of the Company subsequent to the Merger.

     In connection with the Merger, responsibility for various debts, liabilities and obligations was contractually allocated among Old Tenneco, New Tenneco, Newport News and their respective subsidiaries. It is possible that a court would disregard this contractual allocation of debts, liabilities and obligations among the parties and require the Company to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations. In addition, each of El Paso Tennessee, New Tenneco and Newport News has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distributions with respect to certain debts, liabilities and obligations.

     Although the separation of the Industrial Business and Shipbuilding Business prior to the Merger was structured as a "spin-off" of New Tenneco and Newport News for legal, tax and other reasons, New Tenneco succeeded to certain important aspects of the Old Tenneco business, organization and affairs, namely:
(i) New Tenneco was renamed "Tenneco Inc." subsequent to the consummation of the Merger; (ii) New Tenneco is headquartered at Old Tenneco's former headquarters in Greenwich, Connecticut; (iii) New Tenneco's Board of Directors consists of those persons previously constituting the Old Tenneco Board of Directors prior to the Merger; (iv) New Tenneco's executive management consists substantially of the Old Tenneco executive management prior to the Merger; and (v) the businesses conducted by New Tenneco consist largely of the Industrial Business, which represented over half of the assets, revenues and operating income of the businesses, operations and companies of Old Tenneco and its subsidiaries prior to the Merger. Consequently, the Company has restated its historical consolidated financial statements to reflect the financial position, results of operations and cash flows of the energy and other businesses of the Company after the Distributions and Merger on a separate and stand alone basis (see the "Basis of Presentation" discussion in Note 2 to the combined financial statements included elsewhere herein). In Old Tenneco's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, Old Tenneco stated that the Shipbuilding Business and its energy business, including the Company, will be reflected as discontinued operations in New Tenneco's financial statements subsequent to the Distributions and Merger.

     El Paso is engaged in a comprehensive review of the business and operations of the Company. Following completion of such review, El Paso intends to integrate, for the most part, the operations of the Company to increase operating and administrative efficiency through consolidation and reengineering of facilities, workforce reductions and coordination of purchasing, sales and marketing activities. El Paso anticipates that the complementary interstate and intrastate pipeline operations and gas marketing activities of El Paso and the Company should provide the combined company with increased operating flexibility and access to additional customers and markets, although the amount and timing of realization of such benefits will depend upon the ability of El Paso to integrate successfully the businesses and operations of the companies, and the time period over which such integration is effected.

     Subsequent to the Merger in December 1996, the Company received approximately $400 million in proceeds from the debt financing and sale of a 70% interest in the Company's two Australian pipelines. It also has completed the sale of its oil and gas exploration, production and financing unit, formerly known as Tenneco Ventures Corporation ("Tenneco Ventures"), for $105 million. The net proceeds from these monetization transactions were loaned to El Paso Tennessee and used to repay outstanding borrowings under the Credit Agreement. The Company is also pursuing the monetization of certain other assets.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Net income for the first nine months of 1996 of $117 million increased by 60% compared with $73 million in the first nine months of 1995.

                                                                        NINE MONTHS
                                                                           ENDED
                                                                       SEPTEMBER 30,
                                                                     ------------------
                                                                      1996       1995
                                                                     -------    -------
        Net sales and operating revenues...........................  $ 1,997    $ 1,368
        Operating income...........................................      233        174

  Net Sales and Operating Revenues

     Net sales and operating revenues for the first nine months of 1996 increased by 46% compared with the year ago period.

     Revenues from the energy-related operations of the Company which are subject to regulation by the Federal Energy Regulatory Commission ("FERC") (generally referred to herein as its "regulated" operations) increased to $641 million, or 16%, primarily due to increased transportation volumes, benefits derived from a new rate structure implemented on July 1, 1995 which resulted in a $12 million increase and regulatory adjustments of $70 million (which had no operating income impact). Revenues from the energy-related operations of the Company which are not generally subject to regulation by the FERC (generally referred to herein as its "nonregulated" operations) increased to $1,352 million, or 67%, primarily due to higher natural gas prices resulting in a $430 million increase and an increase in gas volumes resulting in a $58 million increase. Additionally, the acquisition of the assets of the Pipeline Authority of South Australia ("PASA") in June 1995 and new processing and gathering projects increased revenues by $38 million. Revenues from other operations were $4 million compared with $2 million in the prior-year period.

  Income Before Interest Expense and Income Taxes (Operating Income)

     Operating income from regulated operations increased to $251 million, or 21%. The increase included $22 million from legal settlements and a $4 million gain on the sale of the Company's interest in Iroquois Gas Transmission System, L.P. ("Iroquois"). Higher transportation revenues contributed $12 million to the increase and improved operating efficiencies contributed $21 million. Additionally, 1995 included a loss of $7 million from the sale of the Company's interest in Ozark Gas Transmission System ("Ozark") which added to the 1996 increase. Partially offsetting these increases was the absence of earnings contributed by the Kern River Gas Transmission Company ("Kern River"), which added $24 million in the year-ago period. The Company's 50 percent interest in Kern River was sold in late 1995.

     Nonregulated operating income increased to $31 million or 48% in the first nine months of 1996 due to higher operating income from the oil and gas production of Tenneco Ventures of $14 million and the acquisition of PASA in June 1995 which contributed $10 million. Partially offsetting the nonregulated operating income increase were lower income from marketing activities of $10 million and $5 million in legal settlements.

     The other operations of the Company reported an operating loss of $49 million during the first nine months of 1996 compared with an operating loss of $54 million in the first nine months of 1995. The decrease in other operations operating loss is primarily due to a $25 million reserve for liquidation of surplus real estate holdings and notes recorded in the 1995 period, partially offset by higher administrative costs in the 1996 period and the continuing liquidation of the Case Corporation retail receivables held by Tenneco Credit Corporation (now renamed El Paso Energy Credit Corporation).

     In anticipation of the Merger, the Company sold all of the Case Corporation retail receivables to New Tenneco for an amount equal to their book value and the proceeds were distributed to El Paso Tennessee. Accordingly, the results from the Company's other operations will be substantially reduced in future periods.

  Interest Expense (net of interest allocated to affiliates)

     Interest expense decreased from $48 million in the first nine months of 1995 to $33 million in the first nine months of 1996. The decrease was primarily attributable to lower levels of debt and a greater amount of corporate interest allocated to TGP's non-energy operations.

     TGP's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at an operating company level, and to centrally manage various cash functions. Consequently, the corporate debt of TGP and its related interest expense have been allocated to TGP's former automotive, packaging and shipbuilding businesses ("TGP's former non-energy operations") based upon the portion of TGP's investment in TGP's former non-energy operations which is deemed to be debt, generally based upon the ratio of TGP's former non-energy operations' net assets to TGP's consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted average cost of all TGP corporate debt, which was 11.4 percent, 11.0 percent and 10.1 percent for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to TGP's former non-energy operations in 1995, 1994 and 1993 was $60 million, $61 million and $90 million, respectively. TGP's former non-energy operations have also been allocated tax benefits approximating 35 percent of the allocated pre-tax interest expense. Although interest expense and the related tax effects have been allocated to TGP's former non-energy operations for financial reporting on a historical basis, TGP's former non-energy operations have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of the combined equity of the Company. Although management believes that the historical allocation of corporate debt and interest is reasonable, it is not necessarily indicative of the Company's debt upon completion of the debt realignment, or the debt it may incur in the future.

  Income Taxes

     Income tax expense for the first nine months of 1996 was $82 million compared with $53 million for the comparable period in 1995. The effective tax rate for the first nine months of 1996 was 41 percent compared with 42 percent in the prior year first nine months.

  Capital Expenditures

     Capital expenditures in the first nine months of 1996 for regulated operations were $103 million for pipeline additions and improvements. Non-regulated capital expenditures were $164 million for international pipeline construction and domestic gathering, processing, and reserve acquisition programs.

     Capital expenditures in the first nine months of 1995 for regulated operations were $124 million for pipeline additions and improvements. Non-regulated capital expenditures were $100 million for international pipeline construction and domestic gathering, processing, and reserve acquisition programs.

     The Company estimates that expenditures aggregating approximately $299 million will be required after September 30, 1996 to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

  Changes in Accounting Principles

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The new standard is not expected to have a material impact on the financial position or results of operations of the Company.

     The Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1996. FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of the new standard did not have a material effect on the combined financial position or results of operations of the Company.

RESULTS OF OPERATIONS FOR THE YEARS 1995 AND 1994

1995 STRATEGIC ACTIONS

     In December 1995, the Company sold its 50% interest in Kern River, a joint venture that owns a 904-mile pipeline extending from Wyoming to California. The sales price was $206 million, resulting in a pre-tax gain of $30 million.

     The Company acquired the natural gas pipeline assets of PASA, which includes a 488-mile pipeline, in June 1995 for approximately $225 million and a 50 percent interest in two gas-fired cogeneration plants from ARK Energy in November 1995 for approximately $65 million.

RESULTS OF OPERATIONS

     The Company's net income for 1995 of $164 million decreased by 9 percent compared with $181 million in 1994. The decreased results occurred in both the regulated and nonregulated businesses, as discussed below.

     Significant transactions affecting the comparability of operating income between 1995 and 1994 are:

     - Pre-tax gains on sales of assets and businesses of $11 million in 1995 (primarily the Company's interest in Kern River) compared with gains of $24 million in 1994 (primarily from the sale of a 20% interest in Tenneco Energy Resources Corporation).

     - Reserves established in 1995 of $25 million for the liquidation of surplus real estate holdings and notes and $30 million for estimated regulatory and legal settlement costs.

     - A gain from a 1994 contract settlement between the Company and Columbia Gas Transmission Corporation ("Columbia Gas") of $11 million.

                                                                      1995       1994
                                                                     ------     ------
                                                                        (MILLIONS)
        Net sales and operating revenues............................ $1,921     $2,381
        Operating income............................................    260        367

  Net Sales and Operating Revenues

     The regulated operations experienced a decline in net sales and operating revenues of $157 million, or 17%, from $918 million in 1994 to $761 million in 1995. Lower regulated merchant gas sales caused a decline of approximately $222 million. Under FERC Order 636, customers assume the responsibility for acquiring their gas supplies, reducing sales by the pipeline. Other non-recurring regulatory adjustments, that had no operating income impact, partially offset the decrease in net sales and operating revenues by $63 million.

     Net sales and operating revenues from nonregulated operations in 1995 were $1,155 million, down $305 million, or 21%, compared with 1994. Average natural gas prices were lower in 1995 compared with 1994, contributing approximately $175 million to the revenue decrease. Furthermore, natural gas volumes declined, contributing $148 million to the revenue decrease. Warmer weather in early 1995 resulted in lower levels of storage activity during the year, decreasing demand for natural gas and forcing prices lower. These effects were offset somewhat by $18 million in revenues earned by the PASA assets which were acquired by the Company in June 1995.

     Net sales and operating revenues from the other operations of the Company were $5 million compared with $3 million in 1994.

  Income Before Interest Expense and Income Taxes (Operating Income)

     Operating income from regulated operations was down by $27 million, or 8%, in 1995 as compared with 1994. The Company's regulated business operating income decrease of approximately $18 million was primarily due to the termination or expiration of transportation contracts and one-time adjustments for employee benefit programs recognized in 1994. The 1995 results also included the $30 million pre-tax gain on the sale of the Company's interest in Kern River, a $7 million loss on the sale of the Company's interest in Ozark and a $21 million reserve for estimated regulatory and legal settlement costs while 1994 included the $11 million benefit from the Columbia Gas contract settlement.

     The 1995 operating income for the nonregulated business decreased $55 million, or 86%, compared with 1994. Operating income in 1994 included a $23 million gain from the sale of a 20 percent interest in Tenneco Energy Resources Corporation to Ruhrgas AG; the Company repurchased this interest in September 1996. The remainder of the operating income decline was due to a $9 million reserve for estimated legal settlement costs, lower margins and volumes due to lower demand in gas marketing which resulted in a $9 million decrease, increased administrative and general expenses related to increased startup and development costs on international programs of approximately $12 million, and an increase in administrative costs of approximately $5 million. Operating results of the Company included $9 million in income from operating the PASA assets during the last half of 1995.

     The Company's other operations reported a decrease in operating income of $25 million in 1995 compared to 1994. This decrease was primarily attributable to a $25 million charge to establish a reserve for liquidation of surplus real estate holdings and notes.

  Interest Expense (net of interest allocated to affiliates)

     Interest expense reflected in the combined statements of income is presented net of corporate interest expense allocated to affiliates (as described below). Interest expense decreased from $97 million in 1994 to $65 million in 1995 primarily due to lower overall debt levels and higher corporate interest expense allocated to affiliates.

     For a discussion of the historical allocation of the corporate debt and interest expense of TGP, see "Results of Operations for the Nine Months Ended September 30, 1996 and 1995 -- Interest Expense (net of interest allocated to affiliates)."

  Income Taxes

     Income tax expense for 1995 was $31 million compared with income tax expense of $89 million in 1994. The effective tax rate for 1995 was 16 percent compared with 33 percent in 1994. The low effective tax rate in 1995 was primarily due to the benefit realization of unrecognized deferred tax assets, principally certain capital loss carryforwards.

  Capital Expenditures

     Capital expenditures in 1995 for regulated operations were $191 million for pipeline additions and improvements. Non-regulated capital expenditures were $146 million for international pipeline construction and domestic gathering, processing, and reserve acquisition programs.

     Capital expenditures in 1994 for the regulated operations were $221 million for pipeline additions and improvements. Non-regulated capital expenditures were $124 million for processing, gathering, and reserve acquisitions.

  Cumulative Effect of a Change in Accounting Principle

     Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," using the cumulative catch-up method. It requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the financial position or results of operations of the Company.

OUTLOOK

     The regulated natural gas pipeline industry is experiencing increasing competition, which results from actions taken by the FERC to strengthen market forces throughout the industry. In a number of key markets, the Company's interstate pipelines face competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a supplier or switch suppliers based on the short term price of gas and the cost of transportation. Competition between pipelines is particularly intense in certain of the Company's markets. In some instances, the Company has been required to discount its transportation rates in order to maintain market share. Additionally, transportation contracts representing approximately 70% of firm transportation capacity will be expiring over the next five years, principally in the year 2000. The renegotiation of these contracts may be adversely impacted by these competitive factors. There can be no assurance that these contracts (or a substantial portion thereof) will in fact be renegotiated or as to whether the terms of any renegotiated contracts will be as favorable to the Company as the existing contracts. Accordingly, the Company presently is unable to ascertain whether or not the expiration and renegotiation of these transportation contracts will have a material adverse effect on the Company's combined financial position or results of operations.

FERC MATTERS

  Restructuring Proceedings

     On April 8, 1992, the FERC issued Order 636 ("Order 636") which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed, to the U.S. Court of Appeals for the D.C. Circuit, challenging the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the court issued its decision upholding, in large part, Order 636 and remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their gas supply realignment ("GSR") costs.

     TGP implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert TGP from primarily a merchant to primarily a transporter of gas as required by Order
636. As a result of this restructuring, TGP's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing TGP to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, TGP has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" costs of TGP's continuing contractual obligations to pay for capacity on other pipeline systems ("TBO costs").

     TGP's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of TGP to file for the recovery of losses upon disposition of these assets. TGP has filed for appellate review of the FERC actions and is confident that the Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

     The filings implementing TGP's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: 1) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; 2) recovery of TBO costs, which TGP is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and 3) recovery of 90% of GSR costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

     Following negotiations with its customers, TGP filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of PGA costs of approximately $100 million and the recovery of costs associated with the transfer of storage gas inventory to new storage customers in TGP's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued an order on rehearing affirming its initial approval of the PGA Stipulation. TGP implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on the Company's reported net income. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. TGP believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

     TGP is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC issued an order requiring TGP to refund certain costs from this surcharge and refunds were made in May 1996. TGP is appealing this decision and believes such appeal will likely be successful.

     In order to resolve litigation concerning purchases made by TGP of synthetic gas produced from the Great Plains coal gasification plant ("Great Plains"), TGP, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company ("Dakota") and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. TGP has filed exceptions to this initial decision. The Company believes that this decision will not impair TGP's recovery of the costs resulting from this contract. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of the year.

     Also related to TGP's GSR costs, on October 14, 1993, TGP was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that TGP had an obligation to purchase gas production which TransTexas unilaterally attempted to add to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from TGP for alleged damages caused by TGP's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, TGP reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate their contract rights, released TGP from liability under the contract, and indemnified TGP against future claims, including royalty owner claims. TGP has filed with the FERC to recover from its customers the amount paid to ICA and TransTexas. In July 1996, certain royalty interest owners filed a claim against TGP alleging that they are sellers entitled to tender gas to TGP under the settled contract. This claim fell under the indemnification provisions of TGP's settlement with ICA and TransTexas, requiring ICA and TransTexas to defend and indemnify TGP.

     TGP has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued TGP. One of these matters involved a dispute between TGP, as purchaser, under a contract with Lenape Resources Corp., the Coastal Corp., and Tesoro. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Texas Court of Appeals favorable to TGP in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion. The Texas Supreme Court ruling, however, explicitly preserves TGP's defenses based on bad faith conduct of the producers. In June 1996, TGP filed a motion for rehearing with the Texas Supreme Court that was denied in August 1996. Nothing in the Texas Supreme Court's decision affects TGP's ability to seek recovery from its customers of its above-market costs of purchasing gas under the contract as GSR costs in the phased proceedings currently pending before the FERC. In addition, TGP has initiated two lawsuits against the holders of this gas purchase contract seeking damages related to their conduct in connection with that contract.

     During the course of this action, TGP had either paid, or provided for the payment of, amounts it believes were appropriate to cover the resolution of its contract reformation litigation, including providing a bond in the amount of $206 million. On September 30, 1996, TGP paid approximately $193 million to the producers and the producers agreed to release all but approximately $2 million of the bonded amount. On November 1, 1996, a final order was issued which assessed only $456,000 of the $2 million to TGP and TGP will request release from this remaining bond amount. On October 1, 1996, TGP filed to recover from its customers the $193 million paid in relation to this matter. It is anticipated that TGP will also continue to pay the above-market contract price for the gas tendered by the producers through the expiration of the contract in 1999, and will seek recovery of those amounts from its customers in the FERC proceedings as well. TGP plans to amend its complaint in one of the separate lawsuits pending against the producers to seek recovery of amounts TGP believes it is entitled to recover as a result of the producers' bad faith conduct.

     As of September 30, 1996, TGP has deferred GSR costs yet to be recovered from its customers of approximately $527 million, net of $414 million previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of TGP's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues was originally set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) canceling the October 1996 oral argument, (ii) convening settlement discussions which commenced on October 9, 1996, and (iii) postponing scheduling oral argument on eligibility issues.

     Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of TGP's GSR costs and TGP has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements.

     On October 23, 1996, in anticipation of consummation of the Merger, El Paso reached a preliminary understanding with certain of TGP's customers (the "El Paso Preliminary GSR Understanding"). Under the El Paso Preliminary GSR Understanding, El Paso will settle the customers' challenges to TGP's GSR and other transition costs, effective January 1, 1997. It is unlikely that the El Paso Preliminary GSR Understanding will be finalized and filed with the FERC prior to January 31, 1997. Assuming the El Paso Preliminary GSR Understanding is finalized and filed with the FERC, non-consenting customers will have the opportunity to object to the proposed settlement, which may have to be modified if any such objection is successful.

     Given the uncertainty over whether the FERC will approve the proposed GSR cost recovery settlement in the form ultimately presented to it and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, TGP is unable to predict the timing or the ultimate impact that the resolution of these issues will have on its combined financial position or results of operations.

  Rate Proceedings

     On December 30, 1994, TGP filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, TGP began collecting rates, subject to refund, reflecting an $87 million increase in TGP's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation proposes to resolve the rates which are the subject of the 1995 Rate Case, including structural rate design and increased revenue requirements, and TGP is reserving revenues it believes are adequate to cover the income impact from any refunds that may be required upon final settlement of this proceeding. On October 30, 1996, the FERC approved the Stipulation for the Settlement of the 1995 Rate Case, with certain modifications and clarifications which are not material and which should not cause changes which are adverse to TGP. Two parties have filed requests for rehearing of the order approving the settlement. TGP believes that the order approving the settlement will be upheld on rehearing. TGP has reserved revenues it believes adequate to cover the income impact of any refunds that may be required.

     TGP, as with all interstate pipelines, is subject to FERC audit review of its books and records. TGP currently has an open audit covering the years 1991-1994. The FERC audit staff is expected to issue an audit report in early 1997.

     For a discussion of recent FERC proceedings relating to the recovery by the Company of certain environmental costs as a component of the rates charged by its interstate pipeline operations see "-- Environmental Matters."

ENVIRONMENTAL MATTERS

     TGP and certain of its subsidiaries are parties to environmental proceedings. Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology, and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered, including prior experience in remediation of contaminated sites, other companies' cleanup experience and data released by the United States Environmental Protection Agency ("EPA") or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the balance sheet at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the financial statements.

     TGP is a party in proceedings involving federal and state authorities regarding the past use by TGP of a lubricant containing polychlorinated biphenyls ("PCBs") in its starting air systems. TGP has executed a consent order with the EPA governing the remediation of certain of its compressor stations and is working with the Pennsylvania and New York environmental agencies to specify the remediation requirements at the Pennsylvania and New York stations. Remediation activities in Pennsylvania are essentially complete; in addition, pursuant to the Consent Order dated August 1, 1995, between TGP and the Pennsylvania Department of Environmental Protection, TGP funded an environmentally beneficial project for $450,000 in April 1996 and paid a $500,000 civil penalty in September 1996. Remediation and characterization work at the compressor stations under its consent order with the EPA and the jurisdiction of the New York Department of Environmental Conservation is ongoing. TGP believes that the ultimate resolution of these matters will not have a material adverse effect on the combined financial position or results of operations of the Company.

     In 1996, TGP sold its subsidiary which owns a 13.2% general partnership interest in Iroquois Gas Transmission, L.P. ("Iroquois") to ANR Iroquois Inc., a subsidiary of The Coastal Corporation. Iroquois owns an interstate gas pipeline from the Canadian border through the states of New York and Connecticut to Long Island. TGP is still under contract to provide gas dispatching as well as post-construction field operation and maintenance services for the operator of Iroquois, but TGP is not the operator and is not an affiliate of the operator of Iroquois' pipeline system. In the second quarter of 1996, global settlement was entered into by Iroquois and the operator of Iroquois' pipeline system with the Federal and New York State authorities resolving all criminal, civil and administrative enforcement actions contemplated by such authorities as a result of their investigation of alleged environmental violations which occurred during the construction of the pipeline. No fines or penalties were imposed on TGP, and TGP believes that any environmental matters relating to the construction and operation of the pipeline system by Iroquois will not have a material adverse effect on the combined financial position or results of operations of the Company.

     TGP has identified other sites in its various subsidiaries included within the Company where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and, accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. TGP believes that the provisions recorded for environmental exposures of the Company are adequate based on current estimates.

     TGP has established a reserve for environmental expenses, which includes:
(i) expected remediation expense and associated onsite, offsite and groundwater technical studies; (ii) legal fees; and (iii) settlement of third-party and governmental litigation, including civil penalties. Through September 30, 1996, TGP has charged approximately $160 million against the environmental reserve, excluding recoveries related to TGP's environmental settlement as discussed below. Of the remaining reserve at September 30, 1996, $24 million has been recorded on the combined balance sheet under "Payables -- trade" and $128 million under "Deferred credits and other liabilities."

     In Commonwealth of Kentucky, Natural Resources and Environmental Protection Cabinet v. Tennessee Gas Pipeline Company (Franklin County Circuit Court, Docket No. 88-C1-1531, November 16, 1988), the Kentucky environmental agency alleged that TGP discharged pollutants into the waters of the state without a permit and disposed of PCBs without a permit. The agency sought an injunction against future discharges, an order to remediate or remove PCBs, and a civil penalty. TGP has entered into agreed orders with the agency to resolve many of the issues raised in the original allegations, has received water discharge permits for its Kentucky stations from the agency, and continues to work to resolve the remaining issues. Counsel for TGP are unable to express an opinion as to the ultimate outcome. TGP believes that the resolution of this issue will not have a material adverse effect on the combined financial position or results of operations of the Company.

     TPG and certain of its subsidiaries have been designated, have received notice that they could be designated or have been asked for information to determine whether they could be designated as potentially responsible parties ("PRP") with respect to 26 sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund) or state equivalents. There are 24 sites related to discontinued operations of the Company. The Company has sought to resolve its liability as a PRP with respect to these Superfund sites through indemnification by third parties and/or settlements which provide for payment of the Company's allocable share of remediation costs. As of September 30, 1996, the Company has estimated its share of the remediation costs at these sites to be between $7 million and $41 million and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. Moreover, liability under the federal Superfund statute is joint and several, meaning that the Company could be required to pay in excess of its pro rata share of remediation costs. The Company's understanding of the financial strength of other PRPs has been considered, where appropriate, in its determination of its estimated liability as described herein. The Company presently believes that the costs associated with the current status of such entities as PRPs at the Superfund sites referenced above will not have a material adverse effect on the combined financial position or results of operations of the Company.

     In addition, the Company's liabilities include liabilities to remediate a number of formerly owned or leased sites, and certain other sites associated with its discontinued operations, pursuant to state and federal laws enacted for the protection of the environment. As of September 30, 1996, the Company estimates that its share of the remediation costs at these sites to be between $23 million and $43 million and has provided reserves that it believes are adequate for such costs. Because the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, the Company's estimate of its share of remediation costs could change. The Company presently believes that the costs to remediate these sites will not have a material adverse effect on its combined financial position or results of operations.

HEDGING ACTIVITIES

     The Company has utilized financial instruments for many years to mitigate its exposure to various risks. The Company currently is party to financial instruments to hedge its exposure to changes in interest rates and natural gas prices. Although losses could occur, the derivatives contracts used by the Company are generally designated as hedges whose fair value correlates to price movements of natural gas. As a result, gains or losses resulting from market changes should generally be offset by losses or gains on the hedged transaction.

           INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE OF THE
              ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                                                                                        PAGE
                                                                                        ----
Report of independent public accountants............................................... F-2
Combined statements of income for each of the three years in the period ended
  December 31, 1995 and the nine months ended September 30, 1996 and 1995.............. F-3
Combined balance sheets -- December 31, 1995 and 1994 and September 30, 1996........... F-4
Combined statements of cash flows for each of the three years in the period ended
  December 31, 1995 and the nine months ended September 30, 1996 and 1995.............. F-5
Statements of changes in combined equity for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996................. F-6
Notes to combined financial statements................................................. F-7
FINANCIAL STATEMENT SCHEDULE
Schedule II -- Valuation and qualifying accounts....................................... S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tennessee Gas Pipeline Company:

     We have audited the accompanying combined balance sheets of the Energy Businesses of Tennessee Gas Pipeline Company as of December 31, 1995 and 1994, and the related combined statements of income, cash flows and changes in combined equity for each of the three years in the period ended December 31, 1995. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Energy Businesses of Tennessee Gas Pipeline Company as of December 31, 1995 and 1994, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental schedule listed in the Index to the Combined Financial Statements and Schedule of the Energy Businesses of Tennessee Gas Pipeline Company is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements of the Energy Businesses of Tennessee Gas Pipeline Company taken as a whole.

                                    ARTHUR ANDERSEN LLP

Houston, Texas
February 8, 1996
(except with respect to
the matters discussed in
Notes 1 and 2, as to which the
date is December 12, 1996)

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                         COMBINED STATEMENTS OF INCOME

                                                                                 NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                                  --------------------------     -----------------
                                                   1995      1994      1993       1996       1995
                                                  ------    ------    ------     ------     ------
(MILLIONS)                                                                          (UNAUDITED)
REVENUES
Net sales and operating revenues................. $1,921    $2,381    $2,866     $1,997     $1,368
Other income --
  Interest income................................     84        65        25         44         63
  Equity in net income of affiliated companies...     65        51        47         25         51
  Gain (loss) on sale of assets, net.............     11         1        62          5         (7)
  Gain on the sale by a subsidiary of its
     stock.......................................     --        23        --         --         --
  Other income (loss), net.......................     21        18        (2)        26        (15)
                                                  ------    ------    ------     ------     ------
                                                   2,102     2,539     2,998      2,097      1,460
                                                  ------    ------    ------     ------     ------
COSTS AND EXPENSES
Cost of gas sold.................................    954     1,472     1,786      1,156        671
Operating expenses...............................    414       380       442        331        262
General and administrative.......................    199       143       168        164        146
Finance charges..................................     79        75        51         51         66
Depreciation, depletion and amortization.........    196       102       170        162        141
                                                  ------    ------    ------     ------     ------
                                                   1,842     2,172     2,617      1,864      1,286
                                                  ------    ------    ------     ------     ------
Income before interest expense and income
  taxes..........................................    260       367       381        233        174
Interest expense (net of interest allocated to
  affiliates)....................................     65        97       117         33         48
                                                  ------    ------    ------     ------     ------
Income before income taxes.......................    195       270       264        200        126
Income tax expense...............................     31        89       100         82         53
                                                  ------    ------    ------     ------     ------
Income before extraordinary loss.................    164       181       164        118         73
Extraordinary loss, net of income tax............     --        --       (25)        (1)        --
                                                  ------    ------    ------     ------     ------
Net income....................................... $  164    $  181    $  139     $  117     $   73
                                                  ======    ======    ======     ======     ======

The accompanying notes to combined financial statements are an integral part of these combined statements of income.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                               -----------------     SEPTEMBER 30,
                                                                1995       1994          1996
                                                               ------     ------     -------------
                                                                                      (UNAUDITED)
                                              ASSETS
(MILLIONS)
Current assets:
  Cash and temporary cash investments........................  $  305     $  109        $    35
  Receivables --
     Customer notes and accounts (net).......................     508        961            415
     Affiliated companies....................................     243         56             90
     Gas transportation and exchange.........................      64        214            144
     Income taxes............................................      --         80             --
     Other...................................................     419        115            353
  Inventories................................................      24         22             25
  Deferred income taxes......................................       5         19             43
  Prepayments and other......................................      83         92             89
                                                               ------     ------         ------
                                                                1,651      1,668          1,194
                                                               ------     ------         ------
Investments and other assets:
  Investment in affiliated companies.........................     280        358            252
  Long-term notes and other receivables (net)................     324        669            166
  Goodwill...................................................      22         25             48
  Other......................................................     584        298            601
                                                               ------     ------         ------
                                                                1,210      1,350          1,067
                                                               ------     ------         ------
Plant, property and equipment, at cost.......................   6,272      5,768          6,518
  Less -- Reserves for depreciation, depletion and
     amortization............................................   3,431      3,327          3,546
                                                               ------     ------         ------
                                                                2,841      2,441          2,972
                                                               ------     ------         ------
                                                               $5,702     $5,459        $ 5,233
                                                               ======     ======         ======

LIABILITIES AND COMBINED EQUITY

Current liabilities:
  Short-term debt (including current maturities on long-term
     debt)...................................................  $  275     $  360        $   324
  Payables --
     Trade...................................................     353        293            240
     Affiliated companies....................................     108        153             74
     Gas transportation and exchange.........................      28        159            103
  Taxes accrued..............................................     430         --             47
  Interest accrued...........................................      42         64             47
  Natural gas pipeline revenue reservation...................      27        190             73
  Other......................................................     422        232            314
                                                               ------     ------         ------
                                                                1,685      1,451          1,222
                                                               ------     ------         ------
Long-term debt...............................................     702      1,016            584
                                                               ------     ------         ------
Deferred income taxes........................................     347        730            442
                                                               ------     ------         ------
Postretirement benefits......................................     260        288            239
                                                               ------     ------         ------
Deferred credits and other liabilities.......................     446        319            306
                                                               ------     ------         ------
Commitments and contingencies
Minority interest............................................      19         19             --
                                                               ------     ------         ------
Combined equity..............................................   2,243      1,636          2,440
                                                               ------     ------         ------
                                                               $5,702     $5,459        $ 5,233
                                                               ======     ======         ======

  The accompanying notes to combined financial statements are an integral part of these combined balance sheets.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                 NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                                      ------------------------   -----------------
                                                       1995     1994     1993     1996      1995
                                                      ------   ------   ------   -------   -------
(MILLIONS)                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net income........................................... $  164   $  181   $  139   $   117   $    73
Adjustments to reconcile net income to net cash
  provided (used) by operating activities --
  Extraordinary loss, net of tax.....................     --       --       25         1        --
  Depreciation, depletion and amortization...........    196      102      170       162       141
  Equity in net income of affiliated companies, net
     of dividends....................................    (12)      (3)      (5)       (2)       (6)
  Deferred income taxes..............................     47       34       73        42        13
  (Gain) loss on sale of assets, net.................    (11)     (24)     (62)       (5)        7
  Cash paid for interest allocated to affiliates, net
     of tax..........................................    (39)     (40)     (59)      (24)      (29)
  Changes in components of working capital --
     (Increase) decrease in receivables..............    246       23      162       270       398
     (Increase) decrease in prepayments and other
       current assets................................      8       35       51        19         8
     Increase (decrease) in payables.................   (135)    (278)    (400)     (248)     (293)
     Increase (decrease) in taxes accrued............     30     (204)     109       (74)      (83)
     Increase (decrease) in interest accrued.........    (52)     (39)     (26)      (12)      (24)
     Increase (decrease) in natural gas pipeline
       revenue reservation...........................   (156)     (91)     136        23      (169)
     Increase (decrease) in other current
       liabilities...................................    (94)     (60)    (122)      (40)      (43)
  (Increase) decrease in long-term notes and other
     receivables, net................................    332      228       --       182       260
  Take-or-pay recoupments (refunds to customers),
     net.............................................     36       26      (34)        1        34
  Other..............................................    (83)     (52)      (2)     (407)       26
                                                      -------  -------  -------  -------   -------
Net cash provided (used) by operating activities.....    477     (162)     155         5       313
                                                      -------  -------  -------  -------   -------
INVESTING ACTIVITIES
Net proceeds from sale of assets.....................     17       68      114       283        14
Expenditures for plant, property and equipment.......   (337)    (345)    (171)     (267)     (224)
Acquisitions of businesses...........................   (241)      --       --        --      (225)
Investments and other................................     24       48       22       (36)       28
                                                      -------  -------  -------  -------   -------
Net cash provided (used) by investing activities.....   (537)    (229)     (35)      (20)     (407)
                                                      -------  -------  -------  -------   -------
FINANCING ACTIVITIES
Redemption of equity securities by a subsidiary......     --     (160)      --        --        --
Net increase (decrease) in short-term debt excluding
  current maturities on long-term debt...............     19      (92)      46        11       273
Retirement of long-term debt.........................   (478)    (358)  (1,079)     (325)     (376)
Net (increase) decrease in notes and advances with
  Tenneco Inc........................................   (239)  (2,504)     657       451       353
Net cash contributions from (distributions to)
  affiliates.........................................    954    3,434      387      (392)      326
                                                      -------  -------  -------  -------   -------
Net cash provided (used) by financing activities.....    256      320       11      (255)      576
                                                      -------  -------  -------  -------   -------
Increase (decrease) in cash and temporary cash
  investments........................................    196      (71)     131      (270)      482
Cash and temporary cash investments, at beginning of
  period.............................................    109      180       49       305       109
                                                      -------  -------  -------  -------   -------
Cash and temporary cash investments, at end of
  period............................................. $  305   $  109   $  180   $    35   $   591
                                                      =======  =======  =======  =======   =======
Cash paid during the year for interest............... $  254   $  264   $  271   $   125   $   176
Cash paid during the year for income taxes (net of
  refunds and tax payments from affiliates).......... $  136   $ (137)  $   81   $   422   $   181

---------------

Note: Cash and temporary cash investments include highly liquid investments with a maturity of three months or less at the date of purchase.

  The accompanying notes to combined financial statements are an integral part of these combined statements of cash flows.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                    STATEMENTS OF CHANGES IN COMBINED EQUITY

                                                                                    (MILLIONS)
                                                                                    ----------
Balance, December 31, 1992........................................................   $     131
  Net income......................................................................         139
  Cash paid for interest allocated to affiliates, net of tax......................         (59)
  Change in corporate debt allocated to affiliates................................        (644)
  Net change in notes and advances with Tenneco Inc. .............................         657
  Cash contributions from (distributions to) affiliates, net......................         387
  Noncash contributions from (distributions to) affiliates, net...................         309
                                                                                       -------
Balance, December 31, 1993........................................................         920
  Net income......................................................................         181
  Cash paid for interest allocated to affiliates, net of tax......................         (40)
  Change in corporate debt allocated to affiliates................................         (23)
  Net change in notes and advances with Tenneco Inc. .............................      (2,504)
  Cash contributions from (distributions to) affiliates, net......................       3,434
  Noncash contributions from (distributions to) affiliates, net...................        (332)
                                                                                       -------
Balance, December 31, 1994........................................................       1,636
  Net income......................................................................         164
  Cash paid for interest allocated to affiliates, net of tax......................         (39)
  Change in corporate debt allocated to affiliates................................         (47)
  Net change in notes and advances with Tenneco Inc. .............................        (239)
  Cash contributions from (distributions to) affiliates, net......................         954
  Noncash contributions from (distributions to) affiliates, net...................        (186)
                                                                                       -------
Balance, December 31, 1995........................................................       2,243
  Net income......................................................................         117
  Cash paid for interest allocated to affiliates, net of tax......................         (24)
  Change in corporate debt allocated to affiliates................................        (230)
  Net change in notes and advances with Tenneco Inc. .............................         451
  Cash contributions from (distributions to) affiliates, net......................        (392)
  Noncash contributions from (distributions to) affiliates, net...................         275
                                                                                       -------
Balance, September 30, 1996 (unaudited)...........................................   $   2,440
                                                                                       =======

The accompanying notes to combined financial statements are an integral part of these statements of changes in combined equity.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED.)

1. MERGER AND DISTRIBUTIONS

     On December 12, 1996, Tennessee Gas Pipeline Company ("TGP") became an indirect subsidiary of El Paso Natural Gas Company ("El Paso"), as a result of a merger (the "Merger") of Tenneco Inc. (the parent company of TGP and referred to herein as "Old Tenneco") and an indirect subsidiary of El Paso. Prior to the Merger, Old Tenneco and its subsidiaries, including TGP, effected various intercompany transfers and distributions which restructured, divided and separated their businesses, assets and liabilities so that all the assets, liabilities and operations related to their automotive parts, packaging and administrative services businesses (collectively, the "Industrial Business") and their shipbuilding businesses (the "Shipbuilding Business") were spun-off to Old Tenneco's then existing common stockholders (the "Distributions"). In connection with the Distributions, certain assets relating to the Industrial Business and the Shipbuilding Business were transferred from TGP to New Tenneco Inc. ("New Tenneco") and Newport News Shipbuilding Inc. ("Newport News"), respectively. Following the Distributions, the remaining operations of the Company consisted primarily of those operations related to the transmission and marketing of natural gas and other existing and discontinued operations of Old Tenneco. Old Tenneco was renamed El Paso Tennessee Pipeline Co. and New Tenneco was renamed Tenneco Inc.

     As used herein, unless the content otherwise requires, the "Company" refers to TGP and those businesses and operations owned directly or indirectly by TGP subsequent to the Distributions and Merger transactions, including certain businesses which historically were not conducted by subsidiaries of TGP, and does not include the automotive parts, packaging and shipbuilding businesses which were conducted by subsidiaries of TGP prior to the Distributions and Merger transactions.

     In preparation for the Merger and Distributions, Old Tenneco initiated a realignment of its indebtedness. As part of this debt realignment, Old Tenneco initiated tender offers for certain issues of its consolidated debt and certain other debt issues were exchanged, defeased or otherwise retired. Upon completion of the debt realignment transactions, the Company is responsible for the remaining debt subject to the debt realignment which was not tendered, exchanged, defeased or otherwise redeemed (approximately $120 million aggregate principle amount of such debt remained outstanding immediately after the debt realignment). The Company recognized an after-tax extraordinary charge of approximately $100 million related to the Company's debt realignment.

     Immediately subsequent to the Merger, El Paso Tennessee had approximately $2.1 billion of borrowings under its $3 billion Revolving Credit and Competitive Advance Facility Agreement dated as of November 4, 1996. In addition El Paso Tennessee had approximately $300 million of 8 1/4% Cumulative Preferred Stock, Series A outstanding and approximately $134 million aggregate principal amount of Old Tenneco debt subject to the debt realignment which was not redeemed or retired as part of the debt realignment transactions. Borrowings under the revolving credit facility are guaranteed by El Paso. The primary assets of El Paso Tennessee consist of its investment in TGP and management anticipates that the funds necessary to service the debt and other securities of El Paso Tennessee will be provided by El Paso or the operations of the Company. Consequently, the Company may provide funds from operating activities, as well as proceeds from asset sales or financings, to El Paso Tennessee to fund its debt and preferred stock servicing requirements.

     The consideration paid by El Paso in the Merger was approximately $4 billion, which included El Paso common stock valued at approximately $914 million at December 9, 1996. The acquisition will be accounted for under the purchase method of accounting which requires the assets and liabilities of the Company to be adjusted to reflect their estimated fair values at the time of the acquisition. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not been made. El Paso will undertake a study to determine the values of such assets and liabilities and will make necessary purchase accounting adjustments

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY upon completion of that study. These purchase price adjustments will be reflected in the consolidated financial statements of the Company subsequent to the Merger.

     Although the separation of the Industrial Business and Shipbuilding Business prior to the Merger was structured as a "spin-off" of New Tenneco and Newport News for legal, tax and other reasons, New Tenneco succeeded to certain important aspects of the Old Tenneco business, organization and affairs, namely:
(i) New Tenneco was renamed "Tenneco Inc." subsequent to the consummation of the Merger; (ii) New Tenneco is headquartered at Old Tenneco's former headquarters in Greenwich, Connecticut; (iii) New Tenneco's Board of Directors consists of those persons previously constituting the Old Tenneco Board of Directors prior to the Merger; (iv) New Tenneco's executive management consists substantially of the Old Tenneco executive management prior to the Merger; and (v) the businesses conducted by New Tenneco consist largely of the Industrial Business, which represented over half of the assets, revenues and operating income of the businesses, operations and companies constituting Old Tenneco and its subsidiaries prior to the Merger and Distributions transactions. Consequently, the Company has restated its historical consolidated financial statements to reflect the financial position, results of operations and cash flows of the energy and other businesses held by the Company after the Distribution and Merger transactions on a separate and stand alone basis (see the "Basis of Presentation" discussion in Note 2 below). In Old Tenneco's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, Old Tenneco stated that the spin-off of the Shipbuilding Business and its energy business, including the Company, will be reflected as discontinued operations in New Tenneco's financial statements subsequent to the Distributions and Merger.

2. CONTROL, BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  Control

     All of the outstanding common stock of TGP is owned by Old Tenneco. Subsequent to the Merger, all of the outstanding common stock of Old Tenneco (renamed El Paso Tennessee Pipeline Co.) is indirectly owned by El Paso.

  Basis of Presentation

     The accompanying combined financial statements represent the historical financial position, results of operations and cash flows of those businesses and operations owned directly or indirectly by TGP subsequent to the Distributions and Merger transactions (as described above), including certain businesses which historically were not controlled by subsidiaries of TGP and does not include the Industrial Business and Shipbuilding Business which were owned by TGP prior to the Distributions and Merger transactions.

     Investments in 20% to 50% owned companies where the Company has the ability to exert significant influence over operating and financial policies are carried at cost plus equity in undistributed earnings since date of acquisition. Reference is made to Note 11, "Investment in Affiliated Companies," for information concerning significant equity method investees. All significant transactions and balances among combined businesses have been eliminated.

  Description of Business

     The Company is engaged primarily in the interstate transportation of natural gas. The Company is also engaged in related businesses that are not generally subject to regulation by the Federal Energy Regulatory Commission ("FERC"). The principal activities of these businesses have historically been the intrastate transportation and marketing of natural gas, the development of and participation in international natural gas pipelines, primarily in Australia, the participation in international and domestic gas-fired power generation projects and the development of natural gas production and production financing programs, primarily in the

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

United States. The Company, through a combined financing business held by Tenneco Credit Corporation (renamed El Paso Energy Credit Corporation, but referred to herein as "TCC"), has historically been involved in financing, on a nonrecourse basis, receivables of certain current and former operating divisions of Old Tenneco.

3. SUMMARY OF ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of the Company's assets, liabilities, revenues and expenses. Reference is made to the "Revenue Recognition" and "Income Taxes" sections of this footnote and Notes 9, 12, 13 and 14 for additional information on significant estimates included in the Company's combined financial statements.

  Unaudited Interim Information

     The unaudited interim combined financial statements as of September 30, 1996 and for each of the nine month periods ended September 30, 1996 and 1995, included herein, have been prepared by management of TGP in accordance with the Securities and Exchange Commission's rules and regulations for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim combined financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The interim financial results may not be indicative of operating results for an entire year.

  Notes Receivable and Allowance for Doubtful Accounts and Notes

     Short-term notes receivable of $290 million and $296 million were outstanding at December 31, 1995 and 1994, respectively, of which $216 million and $284 million, respectively, related to TCC. These notes receivable are presented net of unearned finance charges of $26 million and $43 million at December 31, 1995 and 1994, respectively, which related to TCC. At December 31, 1995 and 1994, unearned finance charges related to long-term notes and other receivables were $23 million and $66 million, respectively, which related to TCC.

     At December 31, 1995 and 1994, the allowance for doubtful accounts and notes receivable was $49 million and $21 million, respectively.

  Inventory

     Inventories, consisting of materials and supplies, are valued at the lower of average cost or market.

  Property, Plant and Equipment, at Cost

     The majority of the Company's property, plant and equipment consists of its investment in interstate and intrastate pipeline systems. At December 31, 1995 and 1994, $223 million and $160 million, respectively, of the Company's property, plant and equipment balance is construction work in progress. Additionally, the Company has recorded capitalized interest and an allowance for equity funds used during construction for its FERC-regulated operations in the cost of property, plant and equipment. Pursuant to a FERC order, TGP has recorded its natural gas in storage held for operating purposes as a fixed asset. As of December 31, 1995 and 1994, the balance of TGP's natural gas in storage included in property, plant and equipment was $96 million.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

  Depreciation, Depletion and Amortization

     Depreciation of the Company's regulated transmission plants are provided using the composite method over the estimated useful lives of the depreciable facilities. The rates for depreciation range from 2% to 5%. Costs of properties that are not operating units, as defined by the FERC, which are retired, sold or abandoned by the regulated businesses are credited or charged, net of salvage, to accumulated depreciation. Gains or losses on sales of operating units are credited or charged to income.

     Depreciation of the Company's nonregulated properties is provided using the straight line or composite method which, in the opinion of management, is adequate to allocate the cost of properties over their estimated useful lives.

  Goodwill

     Goodwill is being amortized over a 15-year period using the straight-line method. Such amortization amounted to $1.8 million for 1995, 1994 and 1993 and is included in "Other income, net" in the accompanying combined statements of income. Accumulated amortization of goodwill was $5.4 million and $3.6 million at December 31, 1995 and 1994, respectively.

  Environmental Liabilities

     Expenditures for ongoing compliance with environmental regulations that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Estimates of the liability are based upon currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors. All available evidence is considered including prior experience in remediation of contaminated sites, other companies, clean-up experience and data released by the United States Environmental Protection Agency ("EPA") or other organizations. These estimated liabilities are subject to revision in future periods based on actual costs or new circumstances. These liabilities are included in the combined balance sheets at their undiscounted amounts. Recoveries are evaluated separately from the liability and, when recovery is assured, are recorded and reported separately from the associated liability in the combined financial statements. Reference is made to Note 14, "Commitments and Contingencies -- Environmental Matters" for further information on this subject.

  Revenue Recognition

     The regulated businesses of the Company are subject to FERC regulations and, accordingly, revenues are collected subject to possible refunds pending final FERC orders. The regulated subsidiaries record rate refund accruals based on management's estimate of the expected income impact of the rate proceedings. The Company has recorded revenue reservations of $27 million and $190 million as of December 31, 1995 and 1994, respectively. The Company believes the estimate for revenues subject to refund is adequate.

  Other Income

     Gains or losses on the sale by a subsidiary of TGP of its stock are included in "Other Income, net" in the accompanying combined statements of income.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY assets and liabilities and their reported amounts in the combined financial statements. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances.

     Old Tenneco, together with certain of its subsidiaries which are owned 80% or more (including the Company), have entered into an agreement to file a consolidated U.S. federal income tax return. Such agreement provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, are utilized in the consolidated return. The income tax amounts reflected in the combined financial statements of the Company under the provisions of the tax sharing arrangement are not materially different from the income taxes which would have been provided had the Company filed a separate tax return. Under the tax sharing agreement, Old Tenneco pays all federal taxes directly and bills or refunds, as applicable, its subsidiaries, including those comprising the Company, for the applicable portion of the total tax payments.

  Changes in Accounting Principles

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. The new standard is not expected to have a material impact on the combined financial position or results of operations of the Company.

     Effective January 1, 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

     Effective January 1, 1994, the Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits." This new accounting rule requires employers to account for postemployment benefits for former or inactive employees, after employment but before retirement, on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

  Risk Management Activities

     The Company is currently a party to financial instruments and commodity contracts to hedge its exposure to changes in interest rates and natural gas prices. These financial instruments and commodity contracts are accounted for on the accrual basis with gains and losses being recognized based on the type of contract and exposure being hedged. The amounts paid or received under interest rate swap agreements are recognized, on the accrual basis, as an adjustment to interest expense. Net gains and losses on energy commodity contracts and financial instruments are deferred and recognized when the hedged transaction is consummated. In the combined statements of cash flows, cash receipts or payments related to these financial instruments and commodity contracts are classified consistent with the cash flows from the transactions being hedged.

4. ACQUISITIONS

     During 1995, the Company acquired the natural gas pipeline assets of the Pipeline Authority of South Australia, which includes a 488-mile pipeline, for approximately $225 million. Also during 1995, the Company

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY acquired a 50% interest in two gas-fired cogeneration plants from ARK Energy, a privately-owned power generation company, for approximately $65 million. Each of the acquisitions was accounted for as a purchase. If these assets and investments had been acquired January 1, 1995, net income would not have been significantly different from the reported amount.

5. DISPOSITION OF ASSETS AND EXTRAORDINARY LOSS

  Disposition of Assets

     During the first nine months of 1996, the Company sold its 13.2% interest in Iroquois Gas Transmission System, L.P., its 50% interest in Dauphin Island Gathering System and certain other assets, resulting in a pre-tax gain of $5 million.

     In December 1995, the Company sold its 50% interest in Kern River Gas Transmission Company ("Kern River") for a pre-tax gain of $30 million. Kern River owns a 904-mile pipeline extending from Wyoming to California. Also in 1995, the Company sold certain other facilities and assets for a combined pretax loss of $19 million.

     In 1994, Tenneco Energy Resources Corporation, a TGP subsidiary which operated the Company's nonregulated gas marketing and intrastate pipeline businesses, issued 50 shares of its common stock, diluting Old Tenneco's ownership in this subsidiary to 80% and resulting in a gain of $23 million. No taxes were provided on the gain because management expects that the recorded investment will be recovered in a tax-free manner.

     During 1993, the Company disposed of two wholly-owned companies, Viking Gas Transmission Company and Dean Pipeline Company, and certain other assets for a total pre-tax gain of $62 million.

  Extraordinary Loss

     In April 1993, Old Tenneco issued 23.5 million shares of its common stock for approximately $1.1 billion, a portion of which was funded to the Company and used to retire $688 million of long-term TGP debt. In November 1993, TGP retired DM250 million bonds. The Company recorded the redemption premium related to the retirement of its long-term debt resulting from these two transactions ($25 million, net of income tax benefits of $13 million) as an extraordinary loss.

6. TRANSACTIONS WITH AFFILIATES

  Combined Equity

     The "Combined equity" caption in the accompanying combined financial statements represents Old Tenneco's cumulative investment in the combined businesses of the Company and is reflected net of demand notes and advances from the Company to Old Tenneco. The Company has historically utilized the demand notes and advances for cash funding requirements between the Company and Old Tenneco. The Company had a net balance of demand notes and advances receivable from Old Tenneco of $3,493 million and $3,254 million at December 31, 1995 and 1994, respectively, and $3,042 million at September 30, 1996. In addition, the majority of the demand notes between the Company and Tenneco were interest-bearing. The demand notes and advances held by Old Tenneco are expected to be transferred to TGP as part of the corporate restructuring transactions preceding the Distributions and Merger. The changes in the demand notes and advances balance due to cash funding between the Company and Old Tenneco and interest accruals have been reflected as changes in Combined equity in the accompanying combined financial statements. Changes in the "Combined equity" caption also include the net income of the Company, cash paid for interest allocated to affiliates, net of tax, changes in corporate debt allocated to affiliates and net cash and noncash contributions from (distributions to) affiliates. Reference is made to the Statements of Changes in Combined Equity for an

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY analysis of activity in the "Combined equity" caption for each of the three years ended December 31, 1995 and for the nine months ended September 30, 1996.

  General and Administrative Expenses

     Included in the total general and administrative expenses for 1995, 1994 and 1993, is $16 million, $13 million, and $17 million, respectively, which represents the Company's share of Old Tenneco's corporate general and administrative costs for legal, financial, communication and other administrative services. Old Tenneco's corporate general and administrative expenses are allocated based on the estimated level of effort devoted to Old Tenneco's various operations and relative size based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable. Total general and administrative expenses reflected in the accompanying combined statements of income are reasonable when compared with the total general and administrative costs the Company would have incurred on a stand-alone basis.

  Corporate Debt and Interest Allocations

     TGP's historical practice has been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, corporate debt of TGP and its related interest expense have been allocated to TGP's former automotive, packaging, and shipbuilding businesses ("TGP's former non-energy operations") based upon the portion of TGP's investment in TGP's former non-energy operations that is deemed to be debt, generally based upon the ratio of TGP's former non-energy operations' net assets to TGP's consolidated net assets plus debt. Interest expense was allocated at a rate equivalent to the weighted-average cost of all TGP corporate debt, which was 11.4%, 11.0% and 10.1% for 1995, 1994 and 1993, respectively. Total pre-tax interest expense allocated to TGP's former non-energy operations in 1995, 1994 and 1993 was $60 million, $61 million and $90 million, respectively. TGP's former non-energy operations have also been allocated tax benefits approximating 35% of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to TGP's former non-energy operations for financial reporting on a historical basis, TGP's former non-energy operations have not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense have been included as a component of the Company's combined equity. Although management believes that the historical allocation of corporate debt and interest expense is reasonable, it may not necessarily be indicative of the Company's debt upon completion of the debt realignment or the debt it may incur in the future.

  Notes and Advances Receivable or Payable with Affiliates

     "Cash contributions from (distributions to) affiliates" in the Statements of Changes in Combined Equity consist of net cash changes in notes and advances receivable or payable between the Company and New Tenneco and Newport News which have been included in combined equity. Historically, TGP has utilized notes and advances to centrally manage cash funding requirements for its consolidated group.

     At December 31, 1995 and 1994, the Company had a non-interest bearing note payable to Newport News totalling $965 million and $991 million, respectively, which is due on demand and is included as a component of the Company's combined equity.

  Accounts Receivable and Accounts Payable -- Affiliated Companies

     The "Payables -- Affiliated companies" balance primarily includes billings for general and administrative costs and benefits costs incurred by Old Tenneco and charged to the Company. The "Receivables -- Affiliated Companies" balance primarily relates to billings for income taxes between the Company and Old Tenneco. Affiliated accounts receivable and accounts payable between the Company and Old Tenneco will be settled, capitalized or converted into ordinary trade accounts, as applicable, as part of the Distributions.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

  Employee Benefits

     Certain employees of the Company participate in Old Tenneco's employee stock ownership and employee stock purchase plans. The Old Tenneco employee stock ownership plan provides for the grant of Old Tenneco common stock options and other stock awards at a price not greater than market value at the date of grant. The Old Tenneco employee stock purchase plan allows employees to purchase Old Tenneco common stock at a 15% discount subject to certain thresholds. In connection with the Distributions, outstanding options on Old Tenneco common stock held by the Company's employees will be vested so that they become fully exercisable prior to the Merger. If not exercised prior to the Merger, such options will be cancelled upon consummation of the Merger.

     Employees of the Company also participate in certain Old Tenneco postretirement and pension plans. Reference is made to Notes 12 and 13 for a further discussion of the plans.

  Sales of Receivables

     TCC purchased $513 million and $384 million of trade receivables from Old Tenneco's automotive and packaging companies at December 31, 1995 and 1994, respectively. TCC sells these trade receivables to a third party in the ordinary course of business.

7. LONG-TERM DEBT, SHORT-TERM DEBT AND FINANCING ARRANGEMENTS

  Long-Term Debt

     A summary of long-term debt obligations of the Company at December 31, 1995 and 1994, is set forth in the following table:

                                                                          1995       1994
                                                                         ------     ------
                                                                            (MILLIONS)
    Tennessee Gas Pipeline Company --
      Debentures due 2011, effective interest rate 15.1% in 1995 and
         1994 (net of $216 million in 1995 and $219 million in 1994 of
         unamortized discount).........................................  $  184     $  181
      Notes due 1996 through 1997, average effective interest rate 9.7%
         in 1995 and 10.1% in 1994 (net of $5 million in 1995 and $8
         million in 1994 of unamortized discount)......................     573        808
    Tenneco Credit Corporation --
      Senior notes due 1996 through 2001, average effective interest rate 9.7% in 1995 and 9.6% in 1994 (net of $1 million in 1995
         and $2 million in 1994 of unamortized discount)...............     549        749
      Medium-term notes due 1996 through 2002, average interest rate
         9.0% in 1995 and 9.4% in 1994.................................      38         73
      Subordinated notes due 1998 through 2001, average interest rate
         9.9% in 1995 and 1994.........................................      92         92
    Other subsidiaries --
      Notes due 1996 through 2014, average effective interest rate 8.6%
         in 1995 and 8.0% in 1994 (net of $14 million in 1995 and $15
         million in 1994 of unamortized discount)......................       8          4
                                                                         ------     ------
                                                                          1,444      1,907
    Less -- Current maturities.........................................     406        477
                                                                         ------     ------
              Total long-term debt.....................................  $1,038     $1,430
                                                                         ======     ======

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     The aggregate maturities and sinking fund requirements applicable to the issues outstanding at December 31, 1995, are $406 million, $498 million and $69 million for 1996, 1997 and 1998, respectively, and none for 1999 and 2000.

  Long-Term Corporate Debt Allocation

                                                                          1995       1994
                                                                         ------     ------
                                                                            (MILLIONS)
    Total long-term debt...............................................  $1,038     $1,430
    Less: Long-term corporate debt allocated to TGP's former non-energy
      operations.......................................................    (336)      (414)
                                                                         ------     ------
              Total long-term corporate debt, net of allocation to
                TGP's former non-energy operations.....................  $  702     $1,016
                                                                         ======     ======

---------------

Note: Reference is made to Note 6 for information concerning the method of allocating corporate debt to TGP's former non-energy operations.

  Short-Term Debt

     The Company uses lines of credit and overnight borrowings to finance its short-term capital requirements. Information regarding short-term debt for the years ended December 31, 1995 and 1994 follows:

                                                                            1995     1994
                                                                            ----     ----
                                                                             (MILLIONS)
    Outstanding borrowings at end of year.................................  $ 35     $ 18
    Weighted average interest rate on outstanding borrowings at end of
      year................................................................   8.5%    10.7%
    Approximate maximum month-end outstanding borrowings during year......  $130     $ 18
    Approximate average month-end outstanding borrowings during year......  $ 34     $  8

---------------

Note: Includes borrowings under both committed credit facilities and uncommitted lines of credit and similar arrangements.

  Short-Term Corporate Debt Allocation

                                                                          1995      1994
                                                                          -----     -----
    Current maturities on long-term debt................................  $ 406     $ 477
    Credit agreements...................................................     35        18
                                                                          -----     -----
         Total short-term debt (including current maturities on
          long-term debt)...............................................    441       495
         Less: Short-term corporate debt allocated to TGP's former
          non-energy
           operations...................................................   (166)     (135)
                                                                          -----     -----
              Total short-term debt, net of allocation to TGP's former
                non-energy operations...................................  $ 275     $ 360
                                                                          =====     =====

---------------

Note: Reference is made to Note 6 for information concerning the method of allocating corporate debt to TGP's former non-energy operations.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

  Financing Arrangements

     As of December 31, 1995, the Company had arranged committed credit facilities of approximately $479 million:

                                                     TERM    COMMITMENTS     UTILIZED     AVAILABLE
                                                   --------  -----------     --------     ---------
                                                                      (MILLIONS)
    Committed credit agreements(a)...............   various     $ 479(b)       $ 35         $ 444

---------------

Notes: (a) These facilities generally require the payment of commitment fees on the unused portion of the total commitment and facility fees on the total commitment.

       (b) Of the total committed credit facilities, $400 million are only available to TCC.

8. FINANCIAL INSTRUMENTS

     The carrying and estimated fair values of the Company's financial instruments by class at December 31, 1995 and 1994, were as follows:

                                                                     1995                  1994
                                                              ------------------    ------------------
                                                              CARRYING    FAIR      CARRYING    FAIR
                       ASSETS (LIABILITIES)                   AMOUNT      VALUE     AMOUNT      VALUE
     -------------------------------------------------------- -------    -------    -------    -------
                                                                             (MILLIONS)
     Asset and Liability Instruments
       Cash and temporary cash investments................... $   305    $   305    $   109    $   109
       Receivables (customer and long-term)..................     832        832      1,630      1,630
       Accounts payable (trade)..............................    (353)      (353)      (293)      (293)
       Short-term debt (excluding current maturities)........     (35)       (35)       (18)       (18)
       Long-term debt (including current maturities).........  (1,444)    (1,727)    (1,907)    (2,076)
     Instruments With Off-Balance-Sheet Risk
       Derivative
         Interest rate swaps:
            In a net payable position........................      --        (18)        --        (10)
         Natural gas swaps, futures and options..............      --          3         --         (5)
       Non-derivative financial guarantees...................      --        (14)        --        (14)

---------------

Note: The carrying amounts and estimated fair values of short-term debt and long-term debt are before allocation of corporate debt to TGP's former non-energy operations. Reference is made to Note 6 for information concerning the method of allocating corporate debt to TGP's former non-energy operations.

  Asset and Liability Instruments

     The fair value of cash and temporary cash investments, receivables, accounts payable, and short-term debt in the above table was considered to be the same as or was determined not to be materially different from the carrying amount. At December 31, 1995 and 1994, respectively, the Company's aggregate customer and long-term receivable balance was concentrated by industry as follows: energy industry 23% and 22%; automotive parts industry 9% and 11%; packaging industry 8% and 13%; and farm and construction equipment industry 55% and 47%; all other amounts were not significant. Receivables in the automotive parts, packaging and farm and construction equipment industries result from TCC's financing receivables of current and former operating divisions of Old Tenneco. TCC sells these trade receivables to a third party in the ordinary course of business.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     Long-term debt -- The fair value of fixed-rate long-term debt was based on the market value of debt with similar maturities and interest rates; the carrying amount of floating-rate debt was assumed to approximate its fair value.

  Instruments With Off-Balance-Sheet Risk

  Derivative

     Interest Rate Swaps -- The fair value of interest rate swaps was based on the cost that would have been incurred to buy out those swaps in a loss position and the consideration that would have been received to terminate those swaps in a gain position. At both December 31, 1995 and 1994, the Company was a party to swaps with a notional value of $750 million. At December 31, 1995 and 1994, the entire $750 million was in a net payable position. Notional amounts associated with these swaps do not represent future cash payment requirements. These contractual amounts are only used as a base to measure amounts to be exchanged at specified settlement dates.

     Consistent with its overall policy, the Company uses these instruments from time to time only to hedge known, quantifiable risks arising from fluctuations in interest rates. The counterparties to these interest rate swaps are major international financial institutions. The risk associated with counterparty default on interest rate swaps is measured as the cost of replacing, at the prevailing market rates, those contracts in a gain position. In the event of non-performance by the counterparties, the cost to replace outstanding interest rate swaps at December 31, 1995 and 1994, would not have been material.

     Price Risk Management -- The Company uses exchange-traded futures and option contracts and over-the-counter option and swap contracts to reduce its exposure to fluctuations in the prices of natural gas. The fair value of these contracts is based upon the estimated consideration that would be received to terminate those contracts in a gain position and the estimated cost that would be incurred to terminate those contracts in a loss position. As of December 31, 1995 and 1994, these contracts, maturing through 1997 and 1996, respectively, had an absolute notional contract quantity of 321 Bcf and 187 Bcf, respectively. Since the contracts described above are designated as hedges whose fair values correlate to price movements of natural gas, any gains or losses on the contracts resulting from market changes will be offset by losses or gains on the hedged transactions. The Company has off-balance sheet risk of credit loss in the event of non-performance by counterparties to all over-the-counter contracts. However, the Company does not anticipate non-performance by the counterparties.

  Non-derivative

     Guarantees -- At December 31, 1995 and 1994, the Company had guaranteed payment and performance of approximately $14 million, primarily with respect to letters of credit and other guarantees supporting various financing and operating activities.

9. FEDERAL ENERGY REGULATORY COMMISSION REGULATORY MATTERS

  Restructuring Proceedings

     On April 8, 1992, the FERC issued Order 636 which restructured the natural gas industry by requiring mandatory unbundling of pipeline sales and transportation services. Numerous parties appealed, to the U.S. Court of Appeals for the D.C. Circuit Court, challenging the legality of Order 636 generally, as well as the legality of specific provisions of Order 636. On July 16, 1996, the Court issued its decision upholding, in large part, Order 636 and remanded to the FERC several issues for further explanation, including further explanation of the FERC's decision to allow pipelines to recover 100% of their gas supply realignment ("GSR") costs.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     TGP implemented revisions to its tariff, effective on September 1, 1993, which restructured its transportation, storage and sales services to convert TGP from primarily a merchant to primarily a transporter of gas as required by Order
636. As a result of this restructuring, TGP's gas sales declined while certain obligations to producers under long-term gas supply contracts continued, causing TGP to incur significant restructuring transition costs. Pursuant to the provisions of Order 636 allowing for the recovery of transition costs related to the restructuring, TGP has made filings to recover GSR costs resulting from remaining gas purchase obligations, costs related to its Bastian Bay facilities, the remaining unrecovered balance of purchased gas ("PGA") costs and the "stranded" cost of TGP's continuing contractual obligation to pay for capacity on other pipeline systems ("TBO costs").

     TGP's filings to recover costs related to its Bastian Bay facilities have been rejected by the FERC based on the continued use of the gas production from the field; however, the FERC recognized the ability of TGP to file for the recovery of losses upon disposition of these assets. TGP has filed for appellate review of the FERC actions and is confident that the Bastian Bay costs will ultimately be recovered as transition costs under Order 636; the FERC has not contested the ultimate recoverability of these costs.

     The filings implementing TGP's recovery mechanisms for the following transition costs were accepted by the FERC effective September 1, 1993; recovery was made subject to refund pending FERC review and approval for eligibility and prudence: 1) direct-billing of unrecovered PGA costs to its former sales customers over a twelve-month period; 2) recovery of TBO costs, which TGP is obligated to pay under existing contracts, through a surcharge from firm transportation customers, adjusted annually; and 3) recovery of 90% of GSR costs over a period of up to 36 months from firm transportation customers and recovery of 10% of such costs from interruptible transportation customers over a period of up to 60 months.

     Following negotiations with its customers, TGP filed in July 1994 with the FERC a Stipulation and Agreement (the "PGA Stipulation"), which provides for the recovery of PGA costs of approximately $100 million and the recovery of costs associated with the transfer of storage gas inventory to new storage customers in TGP's restructuring proceeding. The PGA Stipulation eliminates all challenges to the PGA costs, but establishes a cap on the charges that may be imposed upon former sales customers. On November 15, 1994, the FERC issued an order approving the PGA Stipulation and resolving all outstanding issues. On April 5, 1995, the FERC issued its order on rehearing affirming its initial approval of the PGA Stipulation. TGP implemented the terms of the PGA Stipulation and made refunds in May 1995. The refunds had no material effect on the Company's reported net income. The orders approving the PGA Stipulation have been appealed to the D.C. Circuit Court of Appeals by certain customers. TGP believes the FERC orders approving the PGA Stipulation will be upheld on appeal.

     TGP is recovering through a surcharge, subject to refund, TBO costs formerly incurred to perform its sales function. The FERC subsequently issued an order requiring TGP to refund certain costs from this surcharge and refunds were made in May 1996. TGP is appealing this decision and believes such appeal will likely be successful.

     In order to resolve litigation concerning purchases made by TGP of synthetic gas produced from the Great Plains coal gasification plant ("Great Plains"), TGP, along with three other pipelines, executed four separate settlement agreements with Dakota Gasification Company ("Dakota") and the U.S. Department of Energy and initiated four separate proceedings at the FERC seeking approval to implement the settlement agreements. The FERC previously ruled that the costs related to the Great Plains project are eligible for recovery through GSR and other special recovery mechanisms and that the costs are eligible for recovery for the duration of the term of the original gas purchase agreements. On October 18, 1994, the FERC consolidated the four proceedings and set them for hearing before an administrative law judge ("ALJ"). The hearing, which concluded in July 1995, was limited to the issue of whether the settlement agreements are prudent. The ALJ concluded, in his initial decision issued in December 1995, that the settlement was imprudent. TGP has filed exceptions to this initial decision. The Company believes that this decision will not

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY impair TGP's recovery of the costs resulting from this contract. Oral arguments were held before the full FERC on September 25, 1996. A decision by the FERC is expected by the end of the year.

     Also related to TGP's GSR costs, on October 14, 1993, TGP was sued in the State District Court of Ector County, Texas, by ICA Energy, Inc. ("ICA") and TransTexas Gas Corporation ("TransTexas"). In that suit, ICA and TransTexas contended that TGP had an obligation to purchase gas production which TransTexas unilaterally attempted to add to the reserves originally dedicated to a 1979 gas contract. An amendment to the pleading sought $1.5 billion from TGP for alleged damages caused by TGP's refusal to purchase gas produced from the TransTexas leases covering the new production and lands. In June 1996, TGP reached a settlement with ICA and TransTexas for $125 million wherein ICA and TransTexas agreed to terminate their contract rights, released TGP from liability under the contract, and indemnified TGP against future claims, including royalty owner claims. TGP has filed with the FERC to recover from its customers the amount paid to ICA and TransTexas. In July 1996, certain royalty interest owners filed a claim against TGP alleging that they are sellers entitled to tender gas to TGP under the settled contract. This claim fell under the indemnification provisions of TGP's settlement with ICA and TransTexas, requiring ICA and TransTexas to defend and indemnify TGP.

     TGP has been engaged in other settlement and contract reformation discussions with other holders of certain gas purchase contracts who have sued TGP. One of the matters involved a dispute between TGP, as purchaser, under a contract with Lenape Resources Corp., the Coastal Corp., and Tesoro. On August 1, 1995, the Texas Supreme Court affirmed a ruling of the Texas Court of Appeals favorable to TGP in one of these matters and indicated that it would remand the case to the trial court. On April 18, 1996, however, the Texas Supreme Court withdrew its initial opinion and issued an opinion reversing the Court of Appeals opinion. That Texas Supreme Court ruling, however, explicitly preserves TGP's defenses based on bad faith conduct of the producers. In June 1996, TGP filed a motion for rehearing with the Texas Supreme Court which was denied on August 16, 1996. Nothing in the Texas Supreme Court's decision affects TGP's ability to seek recovery from its customers of its above-market costs of purchasing gas under the contract as GSR costs in the phased proceedings currently pending before the FERC. In addition, TGP has initiated two lawsuits against the holders of this gas purchase contract seeking damages related to their conduct in connection with that contract.

     During the course of this action, TGP had either paid, or provided for the payment of, amounts it believes were appropriate to cover the resolution of its contract reformation litigation, including providing a bond in the amount of $206 million. On September 30, 1996, TGP paid approximately $193 million to the producers and the producers agreed to release all but approximately $2 million of the bonded amount. On November 1, 1996, a final order was issued which assessed only $456,000 of the $2 million to TGP and TGP will request release from this remaining bond amount. On October 1, 1996, TGP filed to recover from its customers the $193 million paid in relation to this matter. It is anticipated that TGP will also continue to pay the above-market contract price for the gas tendered by the producers through the expiration of the contract in 1999, and will seek recovery of those amounts from its customers in the FERC proceedings as well. TGP plans to amend its complaint in one of the separate lawsuits pending against the producers to seek recovery of amounts TGP believes it is entitled to recover as a result of the producers' bad faith conduct.

     As of September 30, 1996, TGP has deferred GSR costs yet to be recovered from its customers of approximately $527 million, net of $414 million previously recovered from its customers, subject to refund. A phased proceeding is underway at the FERC with respect to the recovery of TGP's GSR costs. Testimony has been completed in connection with Phase I of that proceeding relating to the eligibility of GSR cost recovery; oral argument on eligibility issues was originally set by a FERC ALJ for late October 1996. The Chief Judge of the FERC has since issued orders (i) canceling the October oral argument, (ii) convening settlement discussions which commenced on October 9, 1996, and (iii) postponing scheduling oral argument on eligibility issues.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     Phase II of the proceeding on the prudency of the costs to be recovered and on certain contract specific eligibility issues has not yet been scheduled, but will likely occur sometime after the ALJ's decision in Phase I is issued. The FERC has generally encouraged pipelines to settle such issues through negotiations with customers. Although the Order 636 transition cost recovery mechanism provides for complete recovery by pipelines of eligible and prudently incurred transition costs, certain customers have challenged the prudence and eligibility of TGP's GSR costs and TGP has engaged in settlement discussions with its customers concerning the amount of such costs in response to the FERC statements acknowledging the desirability of such settlements.

     On October 23, 1996, in anticipation of consummation of the Merger, El Paso reached a preliminary understanding with certain of TGP's customers (the "El Paso Preliminary GSR Understanding"). Under the El Paso Preliminary GSR Understanding, El Paso will settle the customers' challenges to TGP's GSR and other transition costs, effective January 1, 1997. It is unlikely that the El Paso Preliminary GSR Understanding will be finalized and filed with the FERC prior to January 31, 1997. Assuming the El Paso Preliminary GSR Understanding is finalized and filed with the FERC, non-consenting customers will have the opportunity to object to the proposed settlement, which may have to be modified if any such objection is successful.

     Given the uncertainty over whether the FERC will approve the proposed GSR cost recovery settlement in the form ultimately presented to it and the uncertainty related to predicting the outcome of its gas purchase contract reformation efforts and the associated litigation, TGP is unable to predict the timing or the ultimate impact that the resolution of these issues will have on its consolidated financial position or results of operations.

  Rate Proceedings

     On December 30, 1994, TGP filed for a general rate increase (the "1995 Rate Case"). On January 25, 1995, the FERC accepted the filing, suspended its effectiveness for the maximum period of five months pursuant to normal regulatory process, and set the matter for hearing. On July 1, 1995, TGP began collecting rates, subject to refund, reflecting an $87 million increase in TGP's annual revenue requirement. A Stipulation and Agreement was filed with an ALJ in this proceeding on April 5, 1996. This Stipulation proposed to resolve the rates subject to the 1995 Rate Case, including structural rate design changes and increased revenue requirements. On October 30, 1996, the FERC approved the Stipulation for the settlement of the 1995 Rate Case, with certain modifications and clarifications which are not material and which should not cause changes which are adverse to TGP. TGP has reserved revenues it believes adequate to cover the income impact of any refunds that may be required.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

10. INCOME TAXES

     Following is a comparative analysis of the components of combined income tax expense for the years 1995, 1994 and 1993:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                          (MILLIONS)
    Current --
      U.S.........................................................  $(13)    $ 59     $  5
      State and local.............................................    (3)      (4)      22
                                                                    -----    -----    -----
                                                                     (16)      55       27
                                                                    -----    -----    -----
    Deferred --
      U.S.........................................................    35       22       60
      State and local.............................................    12       12       13
                                                                    -----    -----    -----
                                                                      47       34       73
                                                                    -----    -----    -----
    Income tax expense............................................  $ 31     $ 89     $100
                                                                    =====    =====    =====

     Following is a reconciliation of income taxes computed at the statutory U.S. federal income tax rate (35% for all years presented) to the income tax expense reflected in the combined statements of income for the years 1995, 1994 and 1993:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                          (MILLIONS)
    Tax expense computed at the statutory U.S. federal income tax
      rate........................................................  $ 68     $ 95     $ 92
    Increases (reductions) in income tax expense resulting from:
      State and local taxes on income, net of U.S. federal income
         tax benefit..............................................     6        5       21
      U.S. federal income tax rate change.........................    --       --        4
      Permanent differences on sales of assets....................    12       (7)     (15)
      Realization of unrecognized deferred tax assets.............   (49)      --       --
      Other.......................................................    (6)      (4)      (2)
                                                                    ----     ----     ----
    Income tax expense............................................  $ 31     $ 89     $100
                                                                    ====     ====     ====

Current U.S. income tax expense for the years ended December 31, 1995, 1994 and 1993, includes a reduction in tax benefits of $21 million, $22 million and $32 million, respectively, related to the allocation of corporate interest expense to TGP's former non-energy operations. Reference is made to Note 6 for information concerning the method of allocating corporate debt to TGP's former non-energy operations.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     The components of the Company's net deferred tax liability at December 31, 1995 and 1994, were as follows:

                                                                         1995       1994
                                                                         -----     ------
                                                                            (MILLIONS)
    Deferred tax assets --
      U.S. capital loss carryforwards..................................  $  88     $   88
      Postretirement benefits other than pensions......................    104        107
      GSR reserve......................................................    141         --
      Environmental reserve............................................     75         81
      Other............................................................     76        119
      Valuation allowance..............................................    (65)      (114)
                                                                         -----     ------
      Net deferred tax asset...........................................    419        281
                                                                         -----     ------
    Deferred tax liabilities --
      Tax over book depreciation.......................................    440        437
      Asset related to GSR costs of operations regulated by the FERC...    141         --
      Other regulatory assets..........................................     67         56
      Debt related items...............................................     43         44
      Book versus tax gains and losses on asset disposals..............     34        332
      Other............................................................     36        123
                                                                         -----     ------
      Total deferred tax liability.....................................    761        992
                                                                         -----     ------
              Net deferred tax liability...............................  $ 342     $  711
                                                                         =====     ======

     As reflected by the valuation allowance in the table above, the Company had potential tax benefits of $65 million and $173 million at December 31, 1995 and 1994, respectively, which were not recognized in the combined statements of income when generated. These benefits resulted primarily from U.S. capital loss carryforwards which are available to reduce future capital gains. During 1995, the Company reduced its deferred tax asset valuation allowance due to the recognition of U.S. capital loss carryforwards utilized to offset income taxes payable on asset dispositions. During 1996, these capital loss carryforwards were utilized to offset taxes on capital gain transactions.

11. INVESTMENT IN AFFILIATED COMPANIES

     The Company holds investments in various affiliates which are accounted for on the equity method of accounting. The principal equity method investments were the Company's 50% investment in Kern River, and joint venture interests in power generation plants, interstate pipelines, gathering systems and natural gas storage facilities.

     At December 31, 1995 and 1994, the Company's combined equity included equity in undistributed earnings from equity method investments of $25 million and $69 million, respectively. Dividends and distributions received from affiliates accounted for on the equity method were $53 million, $48 million and $42 million during 1995, 1994 and 1993, respectively.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     Summarized financial information of the Company's proportionate share of 50% or less owned companies accounted for by the equity method of accounting as of December 31, 1995, 1994 and 1993, and for the years then ended is as follows:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
                                                                          (MILLIONS)
    Current assets................................................  $ 60     $ 47     $ 41
    Non-current assets............................................   543      901      829
    Short-term debt...............................................   122       19       17
    Other current liabilities.....................................    24       61       37
    Long-term debt................................................   152      494      496
    Other non-current liabilities.................................    25       16       13
    Equity in net assets..........................................   280      358      307
    Revenues and other income.....................................   184      183      164
    Costs and expenses............................................   119      132      117
    Net income....................................................    65       51       47

---------------

Note: Balance sheet amounts related to Kern River are not included in the table above as of December 31, 1995, due to the Company's sale of its investment in Kern River in December 1995. Reference is made to Note 5 for information concerning the sale of Kern River.

12. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  Postretirement Benefits

     Old Tenneco has postretirement health care and life insurance plans which cover substantially all of its employees. For salaried employees, the plans cover employees retiring from the Company on or after attaining age 55 who have had at least 10 years service with the Company after attaining age 45. For hourly employees, the postretirement benefit plans generally cover employees who retire pursuant to one of Old Tenneco's hourly employee retirement plans. The Company is also obligated to provide certain benefits to former employees of operations previously disposed of by Old Tenneco. The Company will retain this liability after the Distributions. In addition, the Company will retain liabilities with respect to welfare benefits of its current and former employees of the Company and their dependents in connection with the Distributions. All of these benefits may be subject to deductibles, copayment provisions and other limitations, and Old Tenneco has reserved the right to change these benefits.

     The majority of Old Tenneco's postretirement benefit plans are not funded. In June 1994, two trusts were established to fund postretirement benefits for certain plan participants of the Company. The contributions are collected from customers in FERC approved rates. As of December 31, 1995, cumulative contributions were $10 million. Plan assets consist principally of fixed income securities.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     The funded status of the postretirement benefit plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

                                                                          1995      1994
                                                                          -----     -----
                                                                            (MILLIONS)
    Actuarial present value of accumulated postretirement benefit obligation at September 30:
      Retirees..........................................................  $ 320     $ 321
      Fully eligible active plan participants...........................      5         5
      Other active plan participants....................................      2         2
                                                                          -----     -----
    Total accumulated postretirement benefit obligation.................    327       328
    Plan assets at fair value at September 30...........................      3         2
                                                                          -----     -----
    Accumulated postretirement benefit obligation in excess of plan
      assets at September 30............................................   (324)     (326)
    Claims paid during the fourth quarter...............................     14        10
    Unrecognized reduction of prior service obligations resulting from
      plan amendments...................................................    (68)      (83)
    Unrecognized net loss resulting from plan experience and changes in
      actuarial assumptions.............................................     74        65
                                                                          -----     -----
    Accrued postretirement benefit cost at December 31..................  $(304)    $(334)
                                                                          =====     =====

---------------

Note: The accrued postretirement benefit cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

     The net periodic postretirement benefit cost for the years 1995, 1994 and 1993 consist of the following components:

                                                                       1995    1994    1993
                                                                       ----    ----    ----
                                                                            (MILLIONS)
    Service cost for benefits earned during the year.................  $  1    $ 1     $ 1
    Interest cost on accumulated postretirement benefit obligation...    26     17       8
    Net amortization of unrecognized amounts.........................   (13)    (6)     (1)
                                                                       ----    ---     ---
    Net periodic postretirement benefit cost.........................  $ 14    $12     $ 8
                                                                       ====    ===     ===

     The initial weighted average assumed health care cost trend rate used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligation was 7%, 8% and 9%, respectively, declining to 5% in 1997 and remaining at that level thereafter.

     Increasing the assumed health care cost trend rate by one percentage-point in each year would increase the 1995, 1994 and 1993 accumulated postretirement benefit obligations by approximately $14 million, $14 million and $7 million, respectively, and would increase the aggregate of the service cost and interest cost components of the net postretirement benefit cost for 1995, 1994 and 1993 by approximately $1 million, $3 million and $1 million, respectively.

     The discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 accumulated postretirement benefit obligations were 7.75%, 8.25% and 7.50%, respectively.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

  Postemployment Benefits

     The Company adopted FAS No. 112, "Employers' Accounting for Postemployment Benefits," in the first quarter of 1994. This new accounting rule requires employers to account for postemployment benefits for former or inactive employees after employment but before retirement on the accrual basis rather than the "pay-as-you-go" basis. The adoption of this new standard had no material impact on the Company's combined financial position or results of operations.

13. PENSION PLANS

     Old Tenneco has retirement plans which cover substantially all of the Company's employees. Benefits are based on years of service and, for most salaried employees, on final average compensation. Old Tenneco's funding policies are to contribute to the plans amounts necessary to satisfy the funding requirements of federal laws and regulations. Plan assets consist principally of listed equity and fixed income securities. Certain employees of the Company participate in the Tenneco Inc. Retirement Plan (the "TRP").

     New Tenneco will become the sole sponsor of the TRP upon consummation of the Distributions. The benefits accrued by the employees of the Company who participate in the TRP will be frozen as of the last day of the calendar month including the Distributions and New Tenneco will amend the TRP to provide that all benefits accrued through that day by the employees of the Company are fully vested and non-forfeitable.

     The funded status of the plans reconciles with amounts recognized on the combined balance sheets at December 31, 1995 and 1994, as follows:

                                                                              ALL PLANS
                                                                            -------------
                                                                            1995     1994
                                                                            ----     ----
                                                                             (MILLIONS)
    Actuarial present value of benefits based on service to date and present pay levels at September 30:
      Vested benefit obligation............................................ $187     $169
      Non-vested benefit obligation........................................   12       11
                                                                            ----     ----
      Accumulated benefit obligation.......................................  199      180
    Additional amounts related to projected salary increases...............   41       37
                                                                            ----     ----
    Total projected benefit obligation at September 30.....................  240      217
    Plan assets at fair value at September 30..............................  259      224
                                                                            ----     ----
    Plan assets in excess of total projected benefit obligation at
      September 30.........................................................   19        7
    Unrecognized net loss resulting from plan experience and changes in
      actuarial assumptions................................................   14       26
    Unrecognized prior service obligations resulting from plan
      amendments...........................................................    2        3
    Remaining unrecognized net asset at initial application................  (14)     (16)
                                                                            ----     ----
              Prepaid pension cost at December 31.......................... $ 21     $ 20
                                                                            ====     ====

---------------

Note: Assets of one plan may not be utilized to pay benefits of other plans.
      Additionally, the prepaid pension cost has been recorded based upon certain actuarial estimates as described below. Those estimates are subject to revision in future periods given new facts or circumstances.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

     Net periodic pension income for the years 1995, 1994 and 1993 consist of the following components:

                                                       1995           1994           1993
                                                    -----------    -----------    -----------
                                                                   (MILLIONS)
    Service cost -- benefits earned during the
      year.........................................        $  6           $  6           $  7
    Interest accrued on prior year's projected
      benefit obligation...........................          18             16             15
    Expected return on plan assets --
      Actual (return) loss......................... (45)             4            (31)
      Unrecognized excess (deficiency) of actual
         return over expected return...............  22            (26)            10
                                                    ----           ----           ----
                                                            (23)           (22)           (21)
              Net amortization of unrecognized
                amounts............................          (2)            (2)            (2)
                                                           ----           ----           ----
              Net periodic pension income..........        $ (1)          $ (2)          $ (1)
                                                           ====           ====           ====

     The weighted average discount rates (which are based on long-term market rates) used in determining the 1995, 1994 and 1993 actuarial present value of the benefit obligations were 7.8%, 8.3% and 7.5%, respectively. The rate of increase in future compensation was 4.9%, in 1995, 1994, and 1993. The weighted average expected long-term rate of return on plan assets was 10% in 1995, 1994 and 1993.

14. COMMITMENTS AND CONTINGENCIES

  Capital Commitments

     The Company estimates that expenditures aggregating approximately $636 million will be required after December 31, 1995, to complete facilities and projects authorized at such date, and substantial commitments have been made in connection therewith.

  Purchase Obligations

     In connection with the financing commitments of certain joint ventures, the Company has entered into unconditional purchase obligations for products and services of $145 million ($106 million on a present value basis) at December 31, 1995. The Company's annual obligations under these agreements are $22 million for the years 1996 through 2000. Payments under such obligations, including additional purchases in excess of contractual obligations, were $26 million, $34 million and $31 million for the years 1995, 1994 and 1993, respectively. In addition, in connection with the Great Plains coal gasification project (Dakota Gasification Company), TGP has contracted to purchase 30% of the output of the plant's original design capacity for a remaining period of 14 years. TGP has executed a settlement of this contract as a part of its gas supply realignment negotiations discussed in Note 9.

  Litigation

     Reference is made to Note 9, "Federal Energy Regulatory Commission Regulatory Matters," for information concerning gas supply litigation. The Company is party to numerous other legal proceedings arising from their operations. The Company believes that the outcome of these other proceedings, individually and in the aggregate, will have no material effect on the combined financial position or results of operations of the Company.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

  Environmental Matters

     Since 1988, TGP has been engaged in an internal project to identify and deal with the presence of polychlorinated biphenyls ("PCBs") and other substances of concern, including substances on the U.S. Environmental Protection Agency ("EPA") List of Hazardous Substances ("HS List") at compressor stations and other facilities operated by both its interstate and intrastate natural gas pipeline systems. While conducting this project, TGP has been in frequent contact with federal and state regulatory agencies, both through informal negotiation and formal entry of consent orders, in order to assure that its efforts meet regulatory requirements.

     The Company has established a reserve for TGP's environmental expenses, which includes: 1) expected remediation expense and associated onsite, offsite and groundwater technical studies, 2) legal fees and 3) settlement of third party and governmental litigation, including civil penalties. Through September 30, 1996, and December 31, 1995, the Company has charged approximately $160 million and $147 million, respectively, against the environmental reserve, excluding recoveries related to TGP's environmental settlement as discussed below. Of the remaining reserve at September 30, 1996 and December 31, 1995, $24 million and $38 million, respectively, has been recorded on the combined balance sheets under "Payables-trade" and $128 million and $126 million, respectively, under "Deferred credits and other liabilities."

     Due to the current uncertainty regarding the further activity necessary for TGP to address the presence of the PCBs, the substances on the HS List and other substances of concern on its sites, including the requirements for additional site characterization, the actual amount of such substances at the sites, and the final, site-specific cleanup decisions to be made with respect to cleanup levels and remediation technologies, TGP cannot at this time accurately project what additional costs, if any, may arise from future characterization and remediation activities. While there are still many uncertainties relating to the ultimate costs which may be incurred, based upon TGP's evaluation and experience to date, TGP continues to believe that the recorded estimate for the reserve is adequate.

     Following negotiations with its customers, TGP in May 1995 filed with the FERC a separate Stipulation and Agreement (the "Environmental Stipulation") that establishes a mechanism for recovering a substantial portion of the environmental costs. In November 1995, the FERC issued an order approving the Environmental Stipulation. Although one shipper filed for rehearing, the FERC denied rehearing of its order on February 20, 1996. This shipper filed a Petition for Review on April 22, 1996 in the D.C. Circuit Court of Appeals; TGP believes the FERC Order approving the Environmental Stipulation will be upheld on appeal. The effects of the Environmental Stipulation, which was effective as of July 1, 1995, have been recorded with no material effect on the Company's combined financial position or results of operations. As of September 30, 1996, and December 31, 1995, the balance of the regulatory asset is $54 million and $74 million, respectively.

     The Company has completed settlements with and has received payments from the majority of its liability insurance policy carriers for remediation costs and related claims. The Company believes that the likelihood of recovery of a portion of its remediation costs and claims against the remaining carriers in its pending litigation is reasonably possible. In addition, TGP has settled its pending litigation against and received payment from the manufacturer of the PCB-containing lubricant. These recoveries have been considered in TGP's recording of its environmental settlement with its customers.

     The Company has identified other sites where environmental remediation expense may be required should there be a change in ownership, operations or applicable regulations. These possibilities cannot be predicted or quantified at this time and accordingly, no provision has been recorded. However, provisions have been made for all instances where it has been determined that the incurrence of any material remedial expense is reasonably possible. The Company believes that the provisions recorded for environmental exposures are adequate based on current estimates.

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              NET SALES         INCOME
                                                                 AND        BEFORE INTEREST
                                                              OPERATING       EXPENSE AND        NET
                          QUARTER                             REVENUES       INCOME TAXES       INCOME
------------------------------------------------------------  ---------     ---------------     ------
                                                                             (MILLIONS)
1996 1st....................................................   $   748           $  88           $ 75
      2nd...................................................       622              69             22
      3rd...................................................       627              76             20
                                                                ------            ----           ----
                                                               $ 1,997           $ 233           $117
                                                                ======            ====           ====
1995 1st....................................................   $   505           $  71           $ 33
      2nd...................................................       434              61             20
      3rd...................................................       429              43              5
      4th...................................................       553              85            106
                                                                ------            ----           ----
                                                               $ 1,921           $ 260           $164
                                                                ======            ====           ====
1994 1st....................................................   $   693           $  89           $ 25
      2nd...................................................       607              80             67
      3rd...................................................       549              71            (31)
      4th...................................................       532             127            120
                                                                ------            ----           ----
                                                               $ 2,381           $ 367           $181
                                                                ======            ====           ====

---------------

Note: Reference is made to Notes 4 and 5 and "Managements' Discussion and
      Analysis of Financial Condition and Results of Operations" included elsewhere herein for discussion of items affecting quarterly results.

  The preceding notes to combined financial statements are an integral part of the foregoing combined financial statements.

                                                                     SCHEDULE II

            THE ENERGY BUSINESSES OF TENNESSEE GAS PIPELINE COMPANY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                   (MILLIONS)

                                                                  COLUMN C
                                                           -----------------------
                                               COLUMN B           ADDITIONS                       COLUMN E
                                              ----------   -----------------------                --------
                  COLUMN A                    BALANCE AT   CHARGED TO   CHARGED TO    COLUMN D    BALANCE
--------------------------------------------  BEGINNING    COSTS AND      OTHER      ----------    AT END
                DESCRIPTION                    OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS   OF YEAR
--------------------------------------------  ----------   ----------   ----------   ----------   --------
Allowance for Doubtful Accounts Deducted
  from Assets to Which it Applies:
  Year Ended December 31, 1995..............     $ 21         $ 26         $  9         $  7        $ 49
                                                  ===          ===          ===          ===         ===
  Year Ended December 31, 1994..............     $ 37         $  2         $  2         $ 20        $ 21
                                                  ===          ===          ===          ===         ===
  Year Ended December 31, 1993..............     $ 15         $ 23         $  3         $  4        $ 37
                                                  ===          ===          ===          ===         ===

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

     The following exhibit is filed with this Current Report on Form 8-K.

        27.1         -- Financial Data Schedule
        27.2         -- Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TENNESSEE GAS PIPELINE CO.

                                          By   /s/  JEFFREY I. BEASON
                                          --------------------------------------
                                                    Jeffrey I. Beason
                                              Vice President and Controller

Date: January 21, 1997